EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Iterum Therapeutics Reports Fourth Quarter and Full Year 2023 Financial Results

--Resubmission of NDA On Track for Early Q2 24—

--Cash Runway into 2025, including through Potential FDA Approval in Early Q4 24--

--Company to host conference call today at 8:30amET--

DUBLIN, Ireland and CHICAGO, March 28, 2024 -- Iterum Therapeutics plc (Nasdaq: ITRM), a clinical-stage pharmaceutical company focused on developing next generation oral and IV antibiotics to treat infections caused by multi-drug resistant pathogens in both community and hospital settings, today reported financial results for the fourth quarter and year ended December 31, 2023.

“Since we announced positive topline data from our REASSURE trial in January, we’ve made significant progress in completing the new drug application (NDA) for the planned resubmission early in the second quarter,” said Corey Fishman, Iterum’s Chief Executive Officer. “We believe the strong results from this trial, which was conducted under a Special Protocol Assessment (SPA) agreement with the U.S. Food and Drug Administration (FDA), address the FDA’s recommendations for additional data to support approval of oral sulopenem for the treatment of adult women with uncomplicated urinary tract infections (uUTIs). The potential approval of sulopenem would mark the first oral penem approved in the U.S., and the first antibiotic approved for the treatment of uUTIs in over 25 years.”

Highlights and Recent Events

•
Preparation of NDA Underway: Iterum began enrollment in its pivotal Phase 3 clinical trial, REASSURE (REnewed ASsessment of Sulopenem in uUTI caused by Resistant Enterobacterales), for the treatment of uUTIs in adult women in October 2022 and completed enrollment in October 2023 enrolling 2,222 patients. Iterum reported positive top-line data in January 2024 and plans to resubmit its NDA early in the second quarter of 2024. Provided that the resubmitted NDA addresses all of the deficiencies identified in the Complete Response Letter (CRL), Iterum expects that the FDA will complete its review and take action six months from the date the FDA receives the resubmitted NDA (or early in the fourth quarter of 2024).

•
Extended Cash Runway: Subsequent to December 31, 2023, through February 29, 2024, Iterum sold 2.9 million ordinary shares under an at-the-market offering (ATM) agreement, at an average price of $2.52 per share for net proceeds of $7.1 million, which has extended cash runway into 2025 based on its current operating plan. As of February 29, 2024, Iterum had approximately 16.4 million ordinary shares outstanding.

•
Engaged Financial Advisor: As previously disclosed, after receiving positive data from the REASSURE trial, Iterum’s board of directors determined that Iterum should focus on a strategic process to sell, license, or otherwise dispose of its rights to sulopenem with the goal of maximizing shareholder value. In connection with this strategic process, Iterum has engaged a financial advisor to assist management and the board in evaluating strategic alternatives. There can be no assurance that its exploration will result in Iterum pursuing a transaction or that any transaction, if pursued, will be completed on attractive terms, if at all. Iterum’s board of directors has not set a timetable for completion of this evaluation process and does not intend to disclose further developments unless and until it is determined that further disclosure is appropriate or necessary.

Fourth Quarter and Full Year 2023 Financial Results

Cash, cash equivalents and short-term investments were $23.9 million at December 31, 2023. Based on the current operating plan, Iterum expects that its current cash, cash equivalents and short-term investments, including amounts raised under an ATM offering subsequent to year-end through February 29, 2024, will be sufficient to fund its operations into 2025, including through the expected Prescription Drug User Fee Act date early in the fourth quarter of 2024.

Research and development (R&D) expenses for the fourth quarter and full year 2023 were $9.7 million and $40.0 million, respectively, compared to $5.8 million and $17.6 million for the same periods in 2022. The increase for the three-month period was primarily due to an increase in costs to support Iterum’s REASSURE trial, partially offset by a decrease in CMC related expenses due to the write-off of a valuation allowance held against a research and development tax credit. The increase in R&D expenses for the full year was primarily due to the REASSURE trial, partially offset by a decrease in share-based compensation expense and the previously mentioned write-off of a valuation allowance.

General and administrative (G&A) expenses for the fourth quarter and full year 2023 were $1.7 million and $7.5 million, respectively, compared to $2.1 million and $12.8 million for the same periods in 2022. The decrease for the three-month period was primarily due to a decrease in legal fees and insurance costs. The decrease for the full year was primarily due to lower share-based compensation expense for employees and directors, lower insurance costs, lower rent expense and a decrease in legal fees associated with the lawsuit filed in August 2021 which was dismissed with prejudice in January 2023.

Adjustments to the fair value of derivatives for the fourth quarter and full year 2023 were ($0.3 million) and $11.1 million, compared to $3.0 million and $5.5 million for the same periods in 2022. The non-cash adjustment for the full year 2023 primarily related to a decrease in the fair value of the Limited Recourse Royalty-Linked Subordinated Notes (the “Royalty-Linked Notes”) due to a reduction in management’s revenue forecast of U.S. sulopenem sales. The non-cash adjustment in the fourth quarter and full year 2022 primarily related to a decrease in the value of the derivative components associated with Iterum’s 6.500% Exchangeable Senior Subordinated Notes due 2025 (the “Exchangeable Notes”) as a result of a decrease in the price of its ordinary shares and market capitalization during the period. In addition, during the fourth quarter of 2022, a change in the discount rate impacted the fair value of the Royalty-Linked

Notes.

Cancellation of share options for the full year 2022 was $17.4 million and related to the non-cash charge in connection with employee share options that were surrendered and cancelled in July 2022.

Net loss for the fourth quarter and full year 2023 was $12.4 million and $38.4 million, respectively, compared to a net loss of $5.1 million and $44.4 million for the same periods in 2022. Non-GAAP1 net loss for the fourth quarter and full year 2023 of $10.7 million and $43.8 million, respectively, compared to a non-GAAP net loss of $6.4 million and $22.9 million for the same periods in 2022.

Conference Call Details

•
Iterum will host a conference call today, Thursday, March 28, 2024 at 8:30 a.m. Eastern Time. The dial-in information for the call is as follows: United States: 1 833 470 1428; International: 1 404 975 4839; Access code: 891047

About Iterum Therapeutics plc

Iterum Therapeutics plc is a clinical-stage pharmaceutical company dedicated to developing differentiated anti-infectives aimed at combatting the global crisis of multi-drug resistant pathogens to significantly improve the lives of people affected by serious and life-threatening diseases around the world. Iterum is currently advancing its first compound, sulopenem, a novel penem anti-infective compound, in Phase 3 clinical development with an oral formulation.

Sulopenem also has an IV formulation. Sulopenem has demonstrated potent in vitro activity against a wide variety of gram-negative, gram-positive and anaerobic bacteria resistant to other antibiotics. Iterum has received Qualified Infectious Disease Product (QIDP) and Fast Track designations for its oral and IV formulations of sulopenem in seven indications. For more information, please visit http://www.iterumtx.com.

Non-GAAP Financial Measures

To supplement Iterum’s financial results presented in accordance with U.S. generally accepted accounting principles (“GAAP”), Iterum presents non-GAAP net loss and non-GAAP net loss per share to exclude from reported GAAP net loss and GAAP net loss per share, intangible asset amortization ($0.4 million and $1.7 million); share-based compensation expense ($0.1 million and $0.8 million); the interest expense associated with accrued interest on the Exchangeable Notes, payable in cash, shares or a combination of both upon exchange, redemption or at January 31, 2025 (“the Maturity Date”), whichever is earlier ($0.2 million and $0.8 million); the non-cash amortization of the Exchangeable Notes ($0.6 million and $2.4 million); and the non-cash adjustments to the fair value of derivatives and Royalty-Linked Notes (($0.3 million) and $11.1 million) for the three and twelve months ended December 31, 2023, respectively, and intangible asset amortization ($0.4 million and $1.7 million); share-based compensation expense ($0.5 million and $4.8 million); the non-cash cancellation expense of share options ($0.0 million and

1 Definition and reconciliations of applicable GAAP reported to non-GAAP adjusted information are included at the end of this press release

$17.4 million); the interest expense associated with accrued interest on the Exchangeable Notes payable in cash, shares or a combination of both upon exchange, redemption or at the Maturity

Date, whichever is earlier ($0.2 million and $0.8 million); the non-cash amortization of the Exchangeable Notes ($0.6 million and $2.4 million); and the non-cash adjustments to the fair value of derivatives and Royalty-Linked Notes ($3.0 million and $5.5 million) for the three and twelve months ended December 31, 2022, respectively.

Iterum believes that the presentation of non-GAAP net loss and non-GAAP net loss per share, when viewed with its results under GAAP and the accompanying reconciliation, provides useful supplementary information to, and facilitates additional analysis by, investors, analysts, and Iterum’s management in assessing Iterum’s performance and results from period to period. These non-GAAP financial measures closely align with the way management measures and evaluates Iterum’s performance. These non-GAAP financial measures should be considered in addition to, and not a substitute for, or superior to, net (loss) / income or other financial measures calculated in accordance with GAAP. Non-GAAP net loss and non-GAAP net loss per share are not based on any standardized methodology prescribed by GAAP and represents GAAP net (loss) / income, which is the most directly comparable GAAP measure, adjusted to exclude intangible asset amortization; share-based compensation expense; the non-cash expense for the cancellation of share options; the interest expense associated with accrued interest on the Exchangeable Notes payable in cash, shares or a combination of both upon exchange, redemption or at the Maturity Date, whichever is earlier; the non-cash amortization of the Exchangeable Notes; and the non-cash adjustments to the fair value of derivatives and Royalty-Linked Notes for the three and twelve months ended December 31, 2023 and December 31, 2022. Because of the non-standardized definitions of non-GAAP financial measures, non-GAAP net loss and non-GAAP net loss per share used by Iterum in this press release and accompanying tables has limits in its usefulness to investors and may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies. A reconciliation of non-GAAP net loss to GAAP net loss and non-GAAP net loss per share to GAAP net loss per share have been provided in the tables included in this press release.

Special Note Regarding Forward Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding Iterum’s plans, strategies and prospects for its business, including the development, therapeutic and market potential of sulopenem, Iterum’s ability to address the deficiencies set out in the CRL received in July 2021, the expected timing of resubmission of the NDA, the expected timing of review of such NDA by the FDA, and the sufficiency of Iterum’s cash resources to fund its operating expenses into 2025, and Iterum’s strategic process to sell, license, or otherwise dispose of its rights to sulopenem. In some cases, forward-looking statements can be identified by words such as “may,” “believes,” “intends,” “seeks,” “anticipates,” “plans,” “estimates,” “expects,” “should,” “assumes,” “continues,” “could,” “would,” “will,” “future,” “potential” or the negative of these or similar terms and phrases. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Iterum’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements include all matters that are not historical facts. Actual future results may be materially different from what is expected due to factors largely outside Iterum’s control, including uncertainties inherent in the design, initiation and conduct of clinical and non-clinical development, changes in regulatory requirements or decisions of regulatory authorities, the timing or likelihood of regulatory filings and approvals, including the planned resubmission of the NDA for oral sulopenem, changes in public policy or legislation, commercialization plans and timelines, if oral sulopenem is approved, the actions of third-party clinical research organizations, suppliers and manufacturers, the accuracy of Iterum’s expectations regarding how far into the future Iterum’s cash on hand will fund Iterum’s ongoing operations, Iterum’s ability to maintain its listing on the Nasdaq Capital Market, risks and uncertainties concerning the outcome, impact, effects and results of Iterum’s pursuit of strategic alternatives, including the terms, timing, structure, value, benefits and costs of any strategic process and Iterum’s ability to complete one whether on attractive terms at all and other factors discussed under the caption “Risk Factors” in its Annual Report on Form 10-K filed with the SEC on March 28, 2024, and other documents filed with the SEC from time to time. Forward-looking statements represent Iterum’s beliefs and assumptions only as of the date of this press release. Except as required by law, Iterum assumes no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future.

Investor Contact:

Judy Matthews

Chief Financial Officer 312-778-6073

IR@iterumtx.com

ITERUM THERAPEUTICS PLC
Condensed Consolidated Statement of Operations
(In thousands except share and per share data)
(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2023	2022	2023	2022
Operating expenses:
Research and development	(9,744)	(5,840)	(39,992)	(17,617)
General and administrative	(1,687)	(2,086)	(7,476)	(12,766)
Total operating expenses	(11,431)	(7,926)	(47,468)	(30,383)
Operating loss	(11,431)	(7,926)	(47,468)	(30,383)
Interest expense, net	(405)	80	(1,428)	(2,361)
Adjustments to fair value of derivatives	(305)	2,960	11,056	5,458
Cancellation of share options	—	—	—	(17,350)
Other (expense) / income, net	(79)	(103)	82	503
Income tax expense	(142)	(101)	(613)	(301)
Net loss attributable to ordinary shareholders	$(12,362)	$(5,090)	$(38,371)	$(44,434)
Net loss per share attributable to ordinary shareholders – basic and diluted	$(0.94)	$(0.41)	$(2.96)	$(3.63)
Weighted average ordinary shares outstanding – basic and diluted	13,180,447	12,294,865	12,962,362	12,236,607

Reconciliation of non-GAAP net loss to GAAP net loss
Net loss - GAAP	$(12,362)	$(5,090)	$(38,371)	$(44,434)
Intangible asset amortization	432	429	1,719	1,716
Share based compensation	139	457	784	4,758
Cancellation of share options	—	—	—	17,350
Interest expense - accrued interest and amortization on Exchangeable Notes	782	786	3,150	3,154
Adjustments to fair value of derivatives	305	(2,960)	(11,056)	(5,458)
Non-GAAP net loss	$(10,704)	$(6,378)	$(43,774)	$(22,914)
Net loss per share attributable to ordinary shareholders – basic and diluted	$(0.94)	$(0.41)	$(2.96)	$(3.63)
Non-GAAP net loss per share attributable to ordinary shareholders – basic and diluted	$(0.81)	$(0.52)	$(3.38)	$(1.87)

ITERUM THERAPEUTICS PLC
Condensed Consolidated Balance Sheet Data
(In thousands)
(Unaudited)

	As of	As of
	December 31, 2023	December 31,
	2023	2022
Cash, cash equivalents, short-term investments and restricted cash	$23,964	$60,838
Other assets	2,295	5,995
Total assets	$26,259	$66,833
Long-term debt, less current portion	$11,453	$10,094
Royalty-linked notes	7,503	18,372
Derivative liabilities	—	196
Other liabilities	13,706	10,172
Total liabilities	32,662	38,834
Total shareholders' (deficit) / equity	(6,403)	27,999
Total liabilities and shareholders' (deficit) / equity	$26,259	$66,833